UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 21, 2015

Date of Report (Date of earliest event reported)

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 21, 2015, Agenus Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Jefferies LLC and William Blair & Company, L.L.C., acting as representatives of the underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to offer and sell 11,000,000 shares of its common stock in an underwritten offering at a price to the public of $6.30 per share (the “Offering”). In addition, the Company has granted the Underwriters an option exercisable for 30 days from the date of the Underwriting Agreement to purchase up to an additional 1,650,000 shares of the Company’s common stock. The Company expects to receive approximately $69,300,000 million in gross proceeds from the Offering, or approximately $79,695,000 million if the Underwriters exercise in full their option to purchase additional shares, in each case before deducting underwriting discounts and commissions and estimated offering expenses. Advent Life Sciences LLP, of which the Company’s director, Dr. Shahzad Malik, is a General Partner, agreed to purchase shares of the Company’s common stock from the Underwriters in the Offering.

The shares are being offered and sold in the Offering pursuant to the Company’s currently effective shelf registration statement on Form S-3 (File No. 333-199255) (the “Registration Statement”), as supplemented by a preliminary prospectus supplement dated May 20, 2015. The shares are expected to be delivered to the Underwriters on or about May 27, 2015, subject to the satisfaction of customary closing conditions.

On May 20, 2015, the Company issued a press release announcing the Offering. On May 21, 2015, the Company issued a press release announcing the pricing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 20, 2015 issued by Agenus Inc.

99.2	Press Release dated May 21, 2015 issued by Agenus Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC.

Date: May 21, 2015	By:	/s/ Garo H. Armen

Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 20, 2015 issued by Agenus Inc.

99.2	Press Release dated May 21, 2015 issued by Agenus Inc.